Exhibit 99.3

The following unaudited pro forma combined balance sheet is presented to illustrate the estimated effects of our merger with The Empire Sports & Entertainment Co. (“Empire”). We have derived our historical financial data as of June 30, 2010 from our unaudited financial statements contained on Form 10-Q as filed with the Securities and Exchange Commission.   We have derived Empire’s balance sheet as of June 30, 2010 unaudited financial statements contained elsewhere in this Form 8-K.

On September 29, 2010, The Empire Sports & Entertainment Holdings Co., a Nevada corporation formerly known as Excel Global, Inc., entered into the Exchange Agreement with Empire, and the shareholders of Empire Sports (“Empire Shareholders”). Upon closing of the transaction contemplated under the Exchange Agreement (the “Exchange”), the Empire Shareholders transferred all of the issued and outstanding capital stock of Empire to the Company in exchange for shares of common stock of the Company. At the closing of the Exchange, each share of Empire common stock issued and outstanding immediately prior to the closing of the Exchange was exchanged for the right to receive one share of our common stock. Prior to the closing of the Exchange, the Board of Directors of the Company declared a dividend of an additional 1.51380043 shares of its common stock on each share of its common stock outstanding of 8,000,000 shares as of September 22, 2010. In connection with the Exchange, on September 29, 2010, an aggregate of 19,602,000 shares of our common stock were issued to the Empire Shareholders.  Such Exchange caused Empire to become a wholly-owned subsidiary of the Company.  Following the closing of the Exchange, there were 39,712,403 shares of common stock issued and outstanding.  The Company did not have any outstanding options or warrants to purchase shares of capital stock immediately prior to the closing of the Exchange. However, prior to the Exchange, the Company adopted the 2010 Plan and reserved 2,800,000 shares of common stock for issuance as awards to officers, directors, employees, consultants and others. Upon the closing of the Exchange, the Company granted options under the 2010 Plan to purchase an aggregate of 2,800,000 shares of our common stock to a total of 7 individuals.  After the Exchange, the Company will have 39,712,403 shares of common stock outstanding and 2,800,000 outstanding options to purchase shares of common stock. Empire shareholders will own 49% of our common stock, with the balance held by those who held shares prior to the Share Exchange. Therefore, the closing of the Share Exchange will cause a change in control.

On September 27, 2010, the Company filed an Amended and Restated Articles of Incorporation in order to increase the authorized common shares from 25,000,000 to 500,000,000 shares of common stock at $0.0001 par value and to designate authorized shares of Preferred stock of 50,000,000 shares at $0.0001 par value.

The unaudited pro forma combined balance sheet as of June 30, 2010 assumes the Share Exchange Transaction was consummated as of June 30, 2010. The information presented in the unaudited pro forma combined balance sheet does not purport to represent what our financial position would have been had the  Exchange Transaction occurred as of the dates indicated, nor is it indicative of our future financial position for any period. You should not rely on this information as being indicative of the historical results that would have been achieved had the companies always been consolidated or the future results that the consolidated company will experience after the Exchange Transaction.

The pro forma adjustments are based upon available information and certain assumptions that we believe are reasonable under the circumstances. The unaudited pro forma combined balance sheet should be read in conjunction with the historical financial statements and related notes of us and Empire.

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The Empire Sports & Entertainment Holdings Co.

Unaudited Pro Forma Combined Balance Sheet

Consolidated Balance Sheet data	June 30, 2010 (Unaudited)
	The Empire Sports & Entertainment Holdings Co.	The Empire Sports & Entertainment Co.	Pro Forma Adjustments		Pro Forma Balance
Total Assets	$-	$1,902,363	$2,149,119	(b)	$4,051,482

Total Liabilities	$39,652	$447,814	$(39,652	)(d)	$447,814

Stockholders’ Equity (Deficit)
Common stock ($0.001 par value; 25,000,000 shares authorized; 8,051,000 shares issued and outstanding prior to merger, $0.0001 par value, 500,000,000 shares authorized; 39,712,403 issued and outstanding after the merger)	8,051	1,581	(5,661	)(a)(b)	3,971
Additional paid-in capital	354,199	2,300,025	1,792,530	(a)(b)(c)(d)	4,446,754
Accumulated deficit	(401,902)	(847,057)	401,902	(d)	(847,057)
Total Stockholders’ Equity (Deficit)	(39,652)	1,454,549	2,188,771		3,603,668
Total Liabilities and Stockholders’ Equity	$-	$1,902,363	$2,149,119		$4,051,482

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	DR	CR
a)
Common stock, at par	51
Additional paid-in capital		51

Additional paid-in capital	12,110
Common stock, at par		12,110
To reflect the cancellation of 51,000 shares in August 2010 and the declaration of dividend of an additional 1.51380043 shares of its common stock on each share of its common stock outstanding as of September 22, 2010.

b)
Common stock, at par	18,099
Additional paid-in capital		18,099
To reflect the outstanding shares of common stock at $0.0001 par value per the Amended and Restated Articles of Incorporation.

c)
Cash	2,149,119
Additional paid-in capital		2,148,740
Common stock, at par		379
To reflect the issuance of 3,791,668 shares of common stock to investors in connection with a private placement for a total gross proceeds of $2,274,969 which occurred between July 2010 and August 2010. Additionally, we paid commissions to placement agent of $125,850 in connection with the private placement.

d)
Additional Paid-in Capital	362,250
Liabilities	39,652
Accumulated deficit		401,902
To recapitalize for the Share Exchange Transaction.

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